Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157019 on Form S-3 of our report dated February 24, 2009, relating to the consolidated financial statements of Virginia Electric and Power Company (a wholly-owned subsidiary of Dominion Resources, Inc.) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards), appearing in this Annual Report on Form 10-K/A of Virginia Electric and Power Company for the year ended December 31, 2008.

/s/  Deloitte & Touche LLP

Richmond, VA

October 13, 2009